Exhibit 99.1

             ICORIA ANNOUNCES 2005 SECOND QUARTER FINANCIAL RESULTS

  HEALTHCARE REVENUE INCREASES 11% IN QUARTER, FIRST HALF LOSS NARROWS ON ASSET
                                      SALE

     RESEARCH TRIANGLE PARK, N.C., Aug. 15 /PRNewswire-FirstCall/ -- Biotechnology company Icoria, Inc. (OTC: ICOR.OB), announced that it had narrowed its loss for the second quarter, which ended June 30, 2005, from $3.6 million, or $0.10 per common share in the prior year, to $3.0 million, or $0.08 per share. Healthcare revenue grew 11 percent over the year-ago period to $2.5 million. As expected, agriculture revenue declined by 39 percent, primarily due to the first-quarter sale of Icoria's agricultural genomics assets to Monsanto Company.

     For the six months ended June 30, 2005, Icoria reported a net loss of $1.9 million, or $0.05 per common share, an improvement on the year-ago net loss of $7.3 million, or $0.21 per common share. The significant improvement was largely due to a $4.7 million gain from the asset sale to Monsanto Company. The benefit of this gain was partially offset by approximately $0.9 million in one-time costs incurred as the company realigned its cost structure after the sale, including previously announced reductions in its headcount and executive staff. Operating expenses increased 2 percent for the same time period to $18.8 million, including these severance costs.

     Overall revenue declined 21 percent, from $6.3 million in the second quarter of 2004 to $5.0 million in the second quarter of 2005. Total operating expenses in the second quarter dropped to $8.5 million from $9.8 million in the second quarter of 2004 and were decreased from $10.2 million in the first quarter of 2005. The second quarter operating expenses included approximately $0.8 million in severance costs, as discussed above. Without these one-time charges, second quarter operating expenses would have decreased 25 percent from the prior quarter.

     "The second quarter was a period of transition for Icoria, and our financial results reflect this," said Douglas Morton, Ph.D., Interim CEO. "We are working to restructure our cost base and to minimize our burn rate without impairing the operations and research activities on which Icoria is building its future. While this realignment has resulted in some severance costs, we believe we will realize the benefits of these actions through savings in subsequent periods."

     As of June 30, 2005, Icoria reported unrestricted cash, cash equivalents and short-term investments in the amount of $8.7 million, down from $9.6 million as of December 31, 2004. In addition, as of June 30, 2005, the company's assets included accounts receivable of $4.6 million. A large portion of this receivable balance related to several invoices from the NIEHS contract which are expected to be collected in the third quarter of 2005.

     Management Discussion
     "We are pleased by the performance of our healthcare business in the first half of 2005," said Morton. "Icoria has been in active discussions with potential collaborators and customers as we are continuing to focus our development efforts on biomarker suites and panels that we believe will appeal to the diagnostics industry."

     "As work on biomarkers with potential applications in liver diagnostics and biomarkers for the oncology market continues in our labs, we are laying the groundwork to monetize these developments. In the meantime, our NIEHS contract, ParadigmArrayLabs(TM) business and other service business continue to generate revenue to help fund our ongoing operations," he continued.

     Icoria continues to analyze data from internal studies related to liver disorders and metabolic disease and is concentrating on biomarkers related to liver functionality. "Currently utilized liver panels provide a very limited window on liver function," said Morton. "We are aggressively pursuing what we believe is a significant opportunity for a non-invasive multi-analyte diagnostics test that provides doctors with more information on liver function as well as detection and prognosis of liver disease."

     Quarterly Conference Call
     The company's management team will conduct a conference call and webcast to discuss the results on Tuesday, August 16, at 8:30 a.m. ET. Interested participants should call 1-800-474-8920 or, for those calling internationally, 719-457-2727. The conference call ID number is 2043271. Icoria encourages participants to dial in 10 minutes before the call commences.

     The webcast can be accessed from Icoria's web site at http://www.icoria.com by clicking on the Investor Relations link. For those unable to participate, replays of the call may be heard online at http://www.icoria.com. Supplemental information will also be available online.

     About Icoria
     Icoria, Inc. is a biotechnology company focused on the discovery of novel, multi-parameter biomarkers using its unique multi-platform approach. Icoria intends to use these future biomarkers internally to develop multi-analyte diagnostics to define and grade pathology or disease state with a high level of specificity and sensitivity, and use its technology to help collaborators and customers develop better, safer drugs and diagnostics and to identify targets, leads and drug/diagnostic combinations for liver injury, metabolic disorders and cancer.

                                  ICORIA, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                           (Unaudited - in thousands)

                                             Three Months              Six Months
                                                Ended                     Ended
                                               June 30,                  June 30,
                                       -----------------------   -----------------------
                                          2005         2004         2005         2004
                                       ----------   ----------   ----------   ----------
Revenues:
Revenues from healthcare
customers
    Commercial and government
     contracts                         $    2,035   $    1,929   $    4,998   $    2,908
    Government grant                          489          344          921          868
Total healthcare revenues                   2,524        2,273        5,919        3,776

Revenue from agriculture
 commercial contracts                       2,431        3,981        6,834        7,367
Total revenue                          $    4,955   $    6,254   $   12,753   $   11,143

Operating expenses:
Research and development                    5,462        6,755       12,823       12,877
Selling, general and
 administrative                             3,066        3,056        5,936        5,454

Total operating expenses                    8,528        9,811       18,759       18,331

Gain on sale of agriculture
 assets                                       753            -        4,701            -

Loss from operations                       (2,820)      (3,557)      (1,305)      (7,188)

Other interest income (expense), net         (213)         (64)        (591)        (127)

Net loss from continuing
 operations                                (3,033)      (3,621)      (1,896)      (7,315)

Discontinued operations                         -            3            -           26

Net loss attributable to common
 stockholders                              (3,033)  $   (3,618)  $   (1,896)  $   (7,289)

Net loss per share - basic and
 diluted
   Loss from continuing operations     $    (0.08)  $    (0.10)       (0.05)  $    (0.21)
   Loss from discontinued
    operations                                  -            -            -            -

Net loss per common share              $    (0.08)  $    (0.10)  $    (0.05)  $    (0.21)

Weighted average common shares
 outstanding - basic and diluted           39,616       36,241       38,323       34,833

                                  Icoria, Inc.
                           2005 Second-Quarter Results
                          Condensed Balance Sheet Data
                                 (in thousands)

                                         June 30,     December 31,
                                           2005           2004
                                       ------------   ------------
                                        (unaudited)
Assets:
Cash, cash equivalents, short-term
 investments                           $      8,690   $      9,598
Accounts receivable                           4,620          1,816
Other current assets                          1,039          1,600
            Total Current Assets       $     14,349   $     13,014
Property plant & equipment, net               7,851         14,516
Other non-current assets                        770          1,740
Total Assets                           $     22,970   $     29,270

Liabilities and Stockholders' Equity:
Current liabilities                    $      9,016   $     13,689
Long-term obligations                         3,784          4,802
Stockholders' equity                         10,170         10,779
Total Liabilities and Stockholders'    $     22,970   $     29,270
Equity

                                  Icoria, Inc.
         Supplemental Information Re: Increase/(Decrease) in Cash, Cash
                                  Equivalents,
            Short - Term and Long - Term Investments (See Note Below)
                           (Unaudited - in thousands)

                                             Three Months              Six Months
                                                Ended                     Ended
                                               June 30,                  June 30,
                                       -----------------------   -----------------------
                                          2005         2004         2005         2004
                                       ----------   ----------   ----------   ----------
Net cash used in operating
 activities                            $   (3,538)  $   (1,887)  $   (5,453)  $   (3,660)

Net cash provided by (used in)
 investing activities, excluding
 purchases and maturities of
 short-term and long-term
 investments                                  789         (347)       5,209        1,756

Net cash used in financing
 activities                                  (366)      (2,236)        (664)      (3,658)

Net decrease in cash, cash
 equivalents, short-term
 investments and long-term
 investments                               (3,115)      (4,470)        (908)      (5,562)

Cash, cash equivalents, short-
 term investments and long term
 investments, beginning of period          11,805       15,193        9,598       16,285
Cash, cash equivalents, short-
 term investments and long term
 investments, end of period            $    8,690   $   10,723   $    8,690   $   10,723

Note 1: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles ("GAAP") in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long- term investments). In order to fully assess the Company's liquidity position, management believes that the cash flow measure presented above, which includes short-term investments, is an appropriate measure for evaluating the Company's liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows prepared in accordance with generally accepted accounting principles in the U.S.

Under GAAP, cash flows from investing activities above would increase by net purchases of investment securities in the amount of $0.3 million for the three months ended June 30, 2005. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short-term investments of $0.7 million as of June 30, 2005, $0.4 million as of March 31, 2005, $9.1 million as of December 31, 2003 and $6.1 million as of March 31, 2004. Cash, cash equivalents, short- term and long-term investments exclude restricted cash.

Note 2: As part of the agreement to sell agricultural genomics assets to Monsanto, the company committed to transition out of the agriculture research industry with the principal exception of its remaining contracts with DuPont or its subsidiaries. While the company has determined that it does not yet meet the criteria to classify its remaining activities in the agriculture industry as discontinued operations under Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the company does believe these criteria will be met upon the completion of the remaining contracts with DuPont and its subsidiaries. As included in the company's statements of operations for the periods ended June 30, 2005 and 2004, the company's activities related to the agriculture industry are as follows (in thousands):

                                             Three Months              Six Months
                                                Ended                     Ended
                                               June 30,                  June 30,
                                       -----------------------   -----------------------
                                          2005         2004         2005         2004
                                       ----------   ----------   ----------   ----------
                                             (unaudited)               (unaudited)
Revenues                               $    2,431   $    3,981   $    6,834   $    7,367

Operating expenses:
Research and development                    1,976        3,286        4,732        6,604

Selling, general and
 administrative                               388          207          614          380

Total operating expenses                    2,364        3,493        5,346        6,984

Gain on sale of selected
 agricultural assets                          753            -        4,701            -

Income from operations                 $      820   $      488   $    6,189   $      383

For purposes of these disclosures, the operating expenses presented above only include those costs that are directly identifiable as relating to agriculture activities with an allocation of facilities, information support and employee benefits costs based on headcount. Summarized balance sheet information for the Company's assets related to the agriculture industry as of June 30, 2005 is as follows (in thousands):

       Accounts receivable                          $   1,472
       Prepaid expenses                                    21
       Total current assets                             1,493
       Property plant & equipment, net                    989

       Total assets                                 $   2,482

       Accounts payable                             $     319
       Accrued liabilities                                574
       Deferred Revenue                                   415
       Total current liabilities                        1,308

       Deferred compensation                               (1)

       Total liabilities and deferred compensation  $   1,307

     This press release contains forward-looking statements, including statements regarding the Company's expectations for using its systems biology platform to discover biomarkers for understanding drug toxicities and human disease, its future commercialization opportunities and plans for future growth. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Icoria's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria's annual report on Form 10-K for the year ended December 31, 2004 and in its quarterly report on Form 10-Q for the quarter ended March 31, 2005, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward- looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

     For further Information, please contact:
     Icoria, Inc.
     Media-Public Relations
     919-425-2999

SOURCE  Icoria, Inc.
    -0-                             08/15/2005
    /CONTACT: Media-Public Relations of Icoria, Inc., +1-919-425-2999/ /Web site: http://www.icoria.com/